Exhibit 10.1

SHARE REPURCHASE AGREEMENT
THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 3, 2016, by and among Marcato, L.P., and Marcato II, L.P., each a Delaware limited partnership (collectively, the “Sellers”), and Sotheby’s, a Delaware corporation (the “Purchaser”).
RECITALS
WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, 2,050,000 shares (the “Repurchase Shares”) of common stock, par value $0.01 per share, of the Purchaser (“Common Stock”) on the terms and conditions set forth in this Agreement (the “Repurchase Transaction”).
NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
SALE AND PURCHASE OF REPURCHASE SHARES
Section 1.1    Purchase. Subject to the terms and conditions of this Agreement, at the Repurchase Closing (as defined below), each Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from each Seller, a number of Repurchase Shares corresponding to the name of such Seller as set forth in Annex A. The purchase price for each Repurchase Share shall be equal to $36.00 (the “Purchase Price”).
Section 1.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Repurchase Transaction (the “Repurchase Closing”) will take place on the first (1st) Business Day following the satisfaction or waiver of the last condition in ARTICLE IV to be satisfied or waived (provided, however, that the Repurchase Closing shall in no event take place prior to October 4, 2016) or at such other time as the Purchaser and the Sellers mutually agree (the “Closing Date”). The Repurchase Closing will be effective as of 12:01 a.m., New York City time, on the Closing Date. As used in this Agreement, the term “Business Day” shall mean Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
Section 1.3    Deliveries at or prior to the Repurchase Closing. At or prior to the Repurchase Closing, (a) each Seller shall cause to be delivered to the Purchaser, (i) by electronic

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Exhibit 10.1

book entry form through the facilities of the Depository Trust Company, all of such Seller’s right, title and interest in and to its Repurchase Shares, together with all documentation reasonably necessary to transfer to Purchaser right, title and interest in and to the Repurchase Shares, and (ii) a properly executed Form W-9 in respect of such Seller on which the Purchaser may rely to permit the payment of the amounts hereunder without withholding; and (b) the Purchaser shall pay to each of the Sellers such Seller’s share of the aggregate Purchase Price in respect of the Repurchase Shares as set forth opposite such Seller’s name in Annex A in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Annex B.
ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS
Each of the Sellers, jointly and severally, hereby makes the following representations, warranties and covenants to the Purchaser, each of which is true and correct on the date hereof and shall survive the Repurchase Closing. Each Seller acknowledges and agrees that the Purchaser is relying on the Sellers’ representations, warranties, covenants, acknowledgments and agreements herein as a condition to proceeding with the Repurchase Transaction and that without such representations, warranties, covenants, acknowledgments and agreements, the Purchaser would not engage in the Repurchase Transaction.
Section 2.1    Power; Authorization and Enforceability.
(a)    Each Seller is a Delaware limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Seller has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement. All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by the Sellers of this Agreement and the transactions contemplated by this Agreement have been obtained and are in full force and effect. Each Seller is acting as a principal on its own behalf, and not as agent for some other party.
(b)    This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

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Exhibit 10.1

Section 2.2    No Conflicts. The execution and delivery of this Agreement by each Seller and the consummation by each Seller of the transactions contemplated by this Agreement does not and will not constitute or result in a breach, violation or default under (i) any agreement or instrument, whether written or oral, express or implied, to which any of the Sellers is a party, (ii) the organizational documents of any Seller or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of any Seller, except, in each case, as would not reasonably be expected to (x) affect the validity of the Repurchase Shares or (y) materially impact any Seller’s ability to perform its obligations under this Agreement.
Section 2.3    Title to Shares. Each Seller is the sole legal owner of and has good and valid title to the Repurchase Shares corresponding to the name of such Seller in Annex A, and upon delivery to the Purchaser of the Repurchase Shares to be sold by such Seller to the Purchaser, against payment made pursuant to this Agreement, good and valid title to such Repurchase Shares, free and clear of any lien, pledge, charge, security interest, mortgage, or other encumbrance or adverse claim, will pass to the Purchaser. There are no outstanding rights, options, warrants, conversion rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any Seller to sell any shares of Common Stock or other securities of the Purchaser or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Purchaser, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
Section 2.4    Sophistication of the Sellers. Each Seller has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the Repurchase Transaction and of making an informed investment decision. In entering into this Agreement, each Seller has consulted with its own advisors and has relied solely upon its own investigation and analysis, without relying upon the Purchaser.
Section 2.5    Access to Information. Each Seller has had a reasonable opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement, the Repurchase Shares and the Purchaser and all such questions have been answered to such Seller’s full satisfaction. Each Seller has had full access to such other information concerning the Repurchase Shares and the Purchaser (including certain information which has been delivered subject to the Confidentiality Agreement, dated October 3, 2016, between the Sellers and certain affiliates of the Sellers and the Purchaser) and has received all information necessary to enable such Seller to evaluate the decision to sell the Repurchase Shares pursuant to this Agreement (collectively, the “Provided Information”).

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Exhibit 10.1

Section 2.6    Acknowledgement; Value of Shares. Each Seller acknowledges and confirms that it is aware that the Purchaser is not making any representation or warranty to the Seller whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Purchaser, or with respect to the value of the Repurchase Shares. Each Seller acknowledges and confirms that it is aware that the closing sale price of the Common Stock (the “Stock Price”) has fluctuated since the Seller purchased the Repurchase Shares and is likely to continue to fluctuate after the Repurchase Closing, including possible material increases to the Stock Price. Each Seller further acknowledges and confirms that it is aware that future changes and developments in (i) the Purchaser’s business, financial condition and results of operations, (ii) the industries in which the Purchaser competes and (iii) overall market and economic conditions, may have a favorable impact on the value of the Common Stock and/or the Stock Price after the consummation of the Repurchase Transaction.
Section 2.7    Good Faith. Each Seller is entering into this Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws.
Section 2.8    Filings. Each Seller will make all necessary filings required under federal and state securities laws and regulations or any other applicable laws or regulations in connection with the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby makes the following representations and warranties to the Sellers, each of which is true and correct on the date hereof and shall survive the Repurchase Closing.
Section 3.1    Power; Authorization and Enforceability.
(a)    The Purchaser is a corporation duly organized, validly existing and in good standing under the Delaware General Corporation Law and has the power, authority and capacity to execute and deliver this Agreement, to perform the Purchaser’s obligations hereunder, and to consummate the transactions contemplated hereby. All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by the Purchaser of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.
(b)    This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the

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Exhibit 10.1

Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.
Section 3.2    No Conflicts. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement do not and will not constitute or result in a breach, violation or default under (i) any agreement or instrument, whether written or oral, express or implied, to which the Purchaser is a party, (ii) the Purchaser’s certificate of incorporation or bylaws or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Purchaser, except, in each case, as would not reasonably be expected to materially impact the ability of the Purchaser to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement.
Section 3.3    Sufficiency of Funds. Purchaser has access to funds sufficient to consummate the transactions contemplated by this Agreement.
Section 3.4    Sophistication of Purchaser. Purchaser has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the Repurchase Transaction and of making an informed investment decision. In entering into this Agreement, Purchaser has consulted with its own advisors and has relied solely upon its own investigation and analysis, without relying upon the Sellers.
ARTICLE IV
CONDITIONS TO CLOSING
Section 4.1    Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to effect the Repurchase Closing is subject to the satisfaction or waiver by the Purchaser at or prior to the Repurchase Closing of the following conditions:
(a)    Representations, Warranties and Covenants of the Sellers. Each of the representations, warranties and covenants of the Sellers contained in this Agreement shall be true and correct with respect to each Seller as of the date hereof and as of the Repurchase Closing as if made on and as of the Repurchase Closing.
(b)    Deliverables. The Purchaser shall have received all items required to be delivered to the Purchaser pursuant to Section 1.3 at or prior to the Repurchase Closing.

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Exhibit 10.1

Section 4.2    Conditions to the Obligations of the Sellers. The obligation of each Seller to effect the Repurchase Closing is subject to the satisfaction or waiver by each Seller at or prior to the Repurchase Closing of the following conditions:
(a)    Representations and Warranties of the Purchaser. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the date hereof and as of the Repurchase Closing as if made on and as of the Repurchase Closing.
(b)    Deliverables. Each Seller shall have received all items required to be delivered to such Seller pursuant to Section 1.3 at or prior to the Repurchase Closing.

ARTICLE V

MISCELLANEOUS PROVISIONS
Section 5.1    Notice. All notices, requests, certificates and other communications to any party hereunder shall be in writing and given to each other party hereto and shall be deemed given or made (i) as of the date delivered, if delivered personally, (ii) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail, (iii) three business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (iv) one business day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.1).
If delivered to the Purchaser, to:
Sotheby’s
1334 York Avenue
New York, NY 10021
Attention:     Jonathan Olsoff, Executive Vice President, Worldwide General Counsel
Email:    jonathan.olsoff@sothebys.com
With a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:     John P. Mead

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Exhibit 10.1

    Melissa Sawyer
Facsimile No.: +1 212 291 9133
Email:         meadj@sullcrom.com
        sawyerm@sullcrom.com

If to the Sellers, to:
Marcato Capital Management, LP
Four Embarcadero Center, Suite 2100
San Francisco, CA 94111

Attention:    Richard T. McGuire III
Email:         McGuire@marcatollc.com

with a copy to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention:     Douglas Rappaport
Facsimile No.: +1 212 872 7412
Email:         darappaport@akingump.com

Section 5.2    Entire Agreement. This Agreement and the other documents and agreements executed in connection with the transactions contemplated by this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.
Section 5.3    Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 5.3 shall be null and void.
Section 5.4    Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic mail transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to

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Exhibit 10.1

be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by electronic transmission shall be considered original executed counterparts for purposes of this Section 5.4.
Section 5.5    Specific Performance. Each party acknowledges, stipulates and agrees that (i) irreparable injury will result to the other parties in the event that any party breaches its covenants or agreements contained in this Agreement, and (ii) in the event of any such breach or threatened breach of any of the provisions set forth in this Agreement, the other parties hereto shall be entitled, in addition to any other remedies available to it (including, without limitation, damages), to preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, compelling such party to comply with any and all such provisions. Nothing herein contained shall be construed as an election of remedies or as a waiver or limitation of any right available to any party under this Agreement or the law, including the right to seek damages from any party for its breach of any provision of this Agreement.
Section 5.6    Forum Selection, Consent to Jurisdiction and Governing Law. This Agreement and any matters related to the transactions contemplated hereby shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without giving effect to principles of conflicts of laws. The Purchaser and each Seller agrees that any suit or proceeding arising in respect of this Agreement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the Purchaser and each Seller agrees to submit to the jurisdiction of, and to venue in, such courts. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
Section 5.7    No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.
Section 5.8    Disclosure. Each Seller agrees that the Purchaser and its affiliates, officers, directors, stockholders, employees and agents shall have no liability to such Seller or any of its affiliates whatsoever based upon or relating to the Purchaser’s disclosure of the Provided Information or any alleged non-disclosure of information.
Section 5.9    Amendments; Waivers. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

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Exhibit 10.1

Section 5.10    Further Assurances. Each party hereto shall use its reasonable best efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
Section 5.11    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 5.12    Expenses. Each of the Purchaser, on the one hand, and the Sellers, on the other hand, shall bear their own expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
Section 5.13    Interpretation. Unless the express content otherwise requires, (i) terms herein defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (ii) the term “$” means United States Dollars; (iii) the word “or” shall not be exclusive; (iv) references to “written” or “in writing” include in electronic form; and (v) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof.
(Signatures appear on the following pages.)

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Exhibit 10.1

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

THE PURCHASER:

Sotheby’s

By: __/S/___MICHAEL GOSS___________________
Name: Michael Goss
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Share Repurchase Agreement]

Exhibit 10.1

THE SELLERS:
Marcato, L.P.
BY:
ITS:
By: _____/S/____RICHARD MCGUIRE_______________
Name: Richard McGuire

Marcato II, L.P.
BY:
ITS:
By: ________/S/___RICHARD MCGUIRE_____________
Name: Richard McGuire

[Signature Page to Share Repurchase Agreement]

Exhibit 10.1

ANNEX A

Name of Seller	Number of Repurchase Shares to be Sold	Purchase Price to be Paid to Seller
Marcato, L.P.	2,006,345	$72,228,420.00
Marcato II, L.P.	43,655	$1,571,580.00
TOTAL	2,050,000	$73,800,000.00

[Signature Page to Share Repurchase Agreement]

Exhibit 10.1

ANNEX B

Name of Seller	Wire Instructions
Marcato, L.P.	Redacted
Marcato II, L.P.	Redacted

Bank: Redacted
ABA # Redacted
Account – Redacted

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